UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 6, 2009

KBS REAL ESTATE INVESTMENT TRUST, INC.

(Exact name of registrant specified in its charter)

Maryland	000-52606	20-2985918
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS Employer Identification No.

620 Newport Center Drive, Suite 1300

Newport Beach, California 92660

(Address of principal executive offices)

Registrant’s telephone number, including area code: (949) 417-6500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

As used herein, the terms “we,” “our” and “us” refer to KBS Real Estate Investment Trust, Inc.

The continued disruptions in the financial markets and deteriorating economic conditions have adversely affected the fair values and recoverability of certain of our investments. We expect that in addition to disclosing fair values below our book values for certain assets in our year-end financial statements, we will also recognize impairments related to a limited number of assets.

At each financial statement reporting date we mark our marketable real estate securities to market and determine if any decline in the market value of an individual security below its adjusted cost basis is other-than-temporary based upon (i) the length of time and the extent to which the fair value has been less than the adjusted cost basis, (ii) an analysis of the anticipated future cash flow from the underlying collateral, (iii) our ability and intent to retain the investment for a period of time sufficient to allow for the recovery in the fair value and (iv) other factors.

For the fourth quarter of 2008, we expect to recognize an other-than-temporary impairment charge of approximately $11 million related to our floating rate commercial mortgage backed securities acquired in April 2007. When combined with approximately $7 million of impairment charges previously recognized against these securities through September 30, 2008, the total impairment is equal to the entire approximately $18 million acquisition cost. Based on specific issues within the loan portfolio underlying these securities, we no longer believe that we will recover any of the principal amount of the securities.

In addition, for the year ended December 31, 2008, we expect to recognize an impairment charge of approximately $32 million related to our fixed rate investment grade securities, resulting in an adjusted cost basis of approximately $13 million. We acquired the fixed rate investment grade securities with a face amount of approximately $82 million for approximately $44 million in June 2008. Due to the magnitude of the decrease in market value and the length of time the fair value both has been and is expected to be below our cost, we anticipate recognizing the decrease in value as an other-than-temporary impairment charge for the fourth quarter of 2008.

We continue to conduct impairment testing on our portfolio of assets on at least an annual basis or when there are indicators of impairment. With respect to our loan portfolio, we consider a loan held for investment to be impaired when it becomes probable, based on current information, that we will be unable to collect all amounts estimated to be collected at the time of acquisition. The amount of impairment, if any, will be measured by comparing the recorded amount of the loan to (i) the present value of the expected cash flows discounted at the loan’s effective interest rate, (ii) the loan’s observable market price or (iii) the fair value of the collateral. For the fourth quarter of 2008, we expect that we will record an impairment of the full amount of our $50 million subordinated debt investment in Petra Fund REIT Corp. (“Petra”). Petra is a private real estate investment trust that invests in high-yield and structured assets secured by commercial and residential real estate. The volatility in the debt markets has negatively affected the value of Petra’s assets and its access to capital.

The total of the expected fourth quarter impairments noted above amounts to $93 million and represents approximately 3% of our September 30, 2008 total assets of approximately $3.1 billion. We do not currently expect that any of the impairments noted above will result in a reduction in our current 7% annualized dividend rate. Other than as described above, we are not currently aware of any material charges for impairment to one or more of our assets under U.S. generally accepted accounting principles, however our year-end procedures are not yet complete and will not be until we file our annual report on Form 10-K with the Securities and Exchange Commission for the year ended December 31, 2008. This forward-looking statement and those made above, depend on factors such as the borrowers under our loan investments continuing to make required payments under the loans, the ability of certain borrowers to maintain or increase occupancy levels at the properties securing our investments, the ability of certain borrowers to sell units at prices and within timeframes that would enable us to receive all amounts, both principal and interest, due as required under the loan agreements, our ability to maintain or increase occupancy and rent levels at the properties we own and other risks identified in Part I, Item IA of our annual report on Form 10-K for the year ended December 31, 2007 filed with the Securities and Exchange Commission and the risks and uncertainties identified in Part II, Item 1A of our quarterly report on Form 10-Q for the quarterly period ended September 30, 2008. Actual events may cause us to recognize a material charge for impairment with respect to investments other than those described above or a different impairment charge for investments described above. Moreover, even if we do not recognize any material charge for impairment with respect to an asset, the fair value of the asset may have declined based on general economic conditions or other factors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS REAL ESTATE INVESTMENT TRUST, INC.

Dated: February 9, 2009	BY:	/s/ Charles J. Schreiber, Jr.
Charles J. Schreiber, Jr.
Chairman of the Board,
Chief Executive Officer and Director